EXHIBIT 99.1

3D Systems Reports Operating Results for Fourth Quarter and Full Year 2009

Company Reports EPS of $0.16 for the Fourth Quarter and $0.05 for the Full Year

ROCK HILL, S.C., Feb. 24, 2010 (GLOBE NEWSWIRE) -- 3D Systems Corporation (Nasdaq:TDSC), a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing Systems and Parts Solutions, announced its operating results for the fourth quarter and full year of 2009 today.

The company reported diluted earnings per share of 16 cents for the fourth quarter of 2009 and 5 cents for the year, an earnings improvement on lower revenue. Gross margin for the fourth quarter remained consistent relative to the third quarter of 2009 at 44% for both periods. Gross margin for 2009 improved to 44% compared to 40% in 2008.

The company reported $3.6 million of fourth quarter net income, a $2.7 million increase from the third quarter of 2009. Net income for the full year totaled $1.1 million, compared to a net loss of $6.2 million in 2008.

During 2009, the company generated $7.7 million of net cash from operations, of which $5.2 million was used to fund our strategic investing activities. The company remained debt free and ended 2009 with $24.9 million of available cash compared to $22.2 million at December 31, 2008.

The table below summarizes the company's key financial results for the fourth quarters and full years of 2009 and 2008.

Operating Highlights
Fourth Quarters and Full Years
($ in millions except for per share amounts)

	Fourth Quarter			Full Year
			%			%
			Change			Change
			Favorable			Favorable
Operating Highlights	2009	2008	(Unfavorable)	2009	2008	(Unfavorable)
Revenue	$36.4	$34.9	4%	$112.8	$138.9	(19%)
Gross profit	$16.1	$15.2	6%	$49.7	$55.6	(11%)
% of Revenue	44%	44%		44%	40%
Operating expenses	$11.7	$13.9	16%	$46.7	$61.1	24%
% of Revenue	32%	40%		41%	44%

Operating income (loss)	$4.4	$1.3	243%	$3.1	($5.5)	NM

Net income (loss)	$3.6	$1.8	93%	$1.1	($6.2)	NM

Diluted earnings (loss) per share	$0.16	$0.08	100%	$0.05	($0.28)	NM
Available cash	$24.9	$22.2	12%	$24.9	$22.2	12%
Depreciation & Amortization	$1.5	$1.7	10%	$5.9	$6.7	12%
% of Revenue	4%	5%		5%	5%
NM: not meaningful

"We are pleased that sales of systems and materials continued to improve sequentially in the midst of the continued challenging world-wide operating environment," said Abe Reichental, 3D Systems' President and Chief Executive Officer.

"We believe that our ability to improve our bottom line on lower revenue for the third quarter in a row demonstrates the leverage we achieved from the cost reductions and productivity improvements we implemented over the past two years, which has enabled us to be profitable for the year in total," continued Reichental.

Systems revenue for the fourth quarter increased sequentially by $6.1 and by $1.2 million compared to the fourth quarter of 2008. Systems revenue for the year declined to $30.5 million from $41.3 million in 2008. 3-D Printer sales increased relative to the third quarter but decreased as a percentage of total systems revenue due to increased sales of large- and mid-frame systems.

Materials sales continued to improve sequentially, a trend that resumed in the second quarter of 2009. Materials revenue  grew by $1.7 million over the third quarter of 2009, indicating a continued recovery across the installed base. Integrated materials for the quarter increased by $0.5 million to $4.4 million, which contributed to the sequential quarterly growth.

Service revenue, including revenue from businesses that we acquired in the fourth quarter, rose by 12% sequentially and by 4% year-over-year as a result of sales from our new 3Dproparts™ service. This increase was partially offset by a decrease in system upgrade sales.

The company reported 44% gross margin for the fourth quarter and full year. Systems gross margin improved from 16% in the third quarter to 36% in the fourth quarter, primarily due to volume increases.

"We are pleased that while beginning to execute on our new growth strategy, we were able to continue to strengthen our balance sheet, improving our cash position and maintaining a debt-free balance sheet. We remain confident in our ability to execute on our strategic plans and provide value to our customers and stockholders," added Reichental.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio webcast to discuss its operating results for the fourth quarter and full year of 2009 on Thursday, February 25, 2010 at 9:00 a.m., Eastern Time.

  To access this Conference Call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States). The confirmation code is 52985568.
  To access the audio webcast, log onto 3D Systems' Web site at www.3dsystems.com/ir. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The webcast will be available for replay beginning approximately three hours after completion of the call at: www.3dsystems.com/ir.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of 3-D Printing, Rapid Prototyping and Manufacturing systems and parts solutions. Its expertly integrated solutions reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Our customers Create With Confidence.

More information on the company is available at www.3Dsystems.com, www.modelin3d.com, www.3Dproparts.com, www.3Dsystems.com/ir, www.toptobottomdental.com, www.mqast.com, or via email at moreinfo@3Dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

3D SYSTEMS CORPORATION
Consolidated Statements of Operations
Quarters and Years Ended December 31, 2009 and 2008
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

Revenue:
Products	$ 27,777	$ 26,576	$ 80,798	$ 103,613
Services	8,655	8,344	32,037	35,327
Total revenue	36,432	34,920	112,835	138,940

Cost of sales:
Products	14,612	13,487	43,301	56,375
Services	5,718	6,207	19,804	26,997
Total cost of sales	20,330	19,694	63,105	83,372

Gross profit	16,102	15,226	49,730	55,568

Operating expenses:
Selling, general and administrative	9,160	9,826	35,528	45,859
Research and development	2,511	4,108	11,129	15,199
Total operating expenses	11,671	13,934	46,657	61,058

Operating income (loss)	4,431	1,292	3,073	(5,490)

Interest and other expense, net	614	205	1,160	370

Income (loss) before provision for income taxes	3,817	1,087	1,913	(5,860)
Provision for income taxes	208	(762)	774	294

Net income (loss)	3,609	1,849	1,139	(6,154)
Net income attributable to noncontrolling interest	44	--	73	--

Net income (loss) attributable to 3D Systems	$ 3,565	$ 1,849	$ 1,066	$ (6,154)

Shares used to calculate basic earnings (loss) per share	22,660	22,366	22,544	22,352

Shares used to calculate diluted earnings (loss) per share	22,834	22,469	22,664	22,352

Basic and diluted net earnings (loss) per share (1)	$ 0.16	$ 0.08	$ 0.05	$ (0.28)

(1) See Schedule 1 for the calculation of basic and diluted net loss per share.

3D SYSTEMS CORPORATION
Consolidated Balance Sheets
December 31, 2009 and 2008
(Unaudited)
	December 31,	December 31,
(in thousands)	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$ 24,913	$ 22,164
Accounts receivable, net	23,759	25,276
Inventories, net	18,378	21,018
Prepaid expenses and other current assets	2,415	1,601
Deferred income tax assets	634	935
Restricted cash	54	3,309
Total current assets	70,153	74,303

Property and equipment, net	24,789	24,072
Other intangible assets, net	3,634	3,663
Goodwill	48,730	48,010
Other assets, net	3,097	2,954
	$ 150,403	$ 153,002

LIABILITIES AND EQUITY
Current liabilities:
Industrial development bonds related to assets held for sale	$ --	$ 3,085
Current portion of capitalized lease obligations	213	195
Accounts payable	12,994	17,133
Accrued liabilities	11,114	8,057
Customer deposits	627	1,136
Deferred revenue	8,487	9,418
Total current liabilities	33,435	39,024

Long-term portion of capitalized lease obligations	8,254	8,467
Other liabilities	3,944	3,277
Total liabilities	45,633	50,768

Stockholders' equity:
Common stock, authorized 60,000 shares, issued and
outstanding 22,774 shares (2009) and 22,424 shares (2008)	23	22
Additional paid-in capital	177,682	176,180
Treasury stock, at cost; 74 shares (2009) and 59 shares (2008)	(134)	(120)
Accumulated deficit in earnings	(77,491)	(78,557)
Accumulated other comprehensive income	4,617	4,709
Total 3D Systems stockholders' equity	104,697	102,234
Noncontrolling interest	73	--
Total Equity	104,770	102,234
	$ 150,403	$ 153,002

3D SYSTEMS CORPORATION
Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008
(Unaudited)
	Years Ended December 31,
(in thousands)	2009	2008

Cash flows from operating activities:
Net loss attributable to 3D Systems	$ 1,066	$ (6,154)
Net income attributable to noncontrolling interest	73	--
Net loss	1,139	(6,154)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities :
Deferred income taxes	309	(243)
Depreciation and amortization	5,886	6,676
Provision for bad debts	909	849
Stock-based compensation	1,190	1,437
Loss on the disposition of property and equipment	194	167
Changes in operating accounts:
Accounts receivable	1,430	3,592
Inventories	2,436	(2,461)
Prepaid expenses and other current assets	(371)	2,484
Accounts payable	(4,395)	(2,802)
Accrued liabilities	617	(3,228)
Customer deposits	(529)	(383)
Deferred revenue	(1,106)	(2,023)
Other operating assets and liabilities	25	(1,390)
Net cash provided by (used in) operating activities	7,734	(3,479)

Cash flows used in investing activities:
Purchases of property and equipment	(974)	(5,811)
Proceeds from disposition of property and equipment	52	3,454
Additions to license and patent costs	(223)	(297)
Cash paid for acquisitions	(4,098)	--
Net cash used in investing activities	(5,243)	(2,654)

Cash flows provided by financing activities:
Restricted stock proceeds and stock options, net	298	1,098
Repayment of long-term debt	(195)	(423)
Repayment of short-term borrowings	(3,085)	--
Restricted cash	3,255	(2,109)
Net cash provided by financing activities	273	(1,434)

Effect of exchange rate changes on cash	(15)	42
Net increase (decrease) in cash and cash equivalents	2,749	(7,525)
Cash and cash equivalents at the beginning of the period	22,164	29,689
Cash and cash equivalents at the end of the period	$ 24,913	$ 22,164
Supplemental Cash Flow Information:
Interest payments	$ 622	$ 939
Income tax (receipts) payments	(541)	692
Non-cash items:
Transfer of equipment from inventory to property and equipment	1,323	4,615
Transfer of equipment to inventory from property and equipment	915	2,395

Schedule 1
(Unaudited)

Following is a reconciliation of the numerator and denominator of the basic and diluted net earnings (loss) per share computations:

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

Basic and diluted earnings (loss) per share:
Basic earnings (loss) per share:
Numerator:
Net income (loss)	$ 3,565	$ 1,849	$ 1,066	$ (6,154)

Denominator:
Weighted average common shares outstanding	22,660	22,366	22,544	22,352

Basic net earnings (loss) per share	$ 0.16	$ 0.08	$ 0.05	$ (0.28)

Diluted earnings (loss) per share:
Numerator:
Net income (loss)	$ 3,565	$ 1,849	$ 1,066	$ (6,154)

Denominator:
Weighted average common shares outstanding	22,660	22,366	22,544	22,352
Effect of dilutive securities:
Stock options and restricted stock awards	174	103	120	--
Diluted weighted average shares outstanding	22,834	22,469	22,664	22,352

Diluted net earnings (loss) per share	$ 0.16	$ 0.08	$ 0.05	$ (0.28)
CONTACT:  3D Systems Corporation
          Investor Contact:
          Amanda Molbert
            803-326-4010
            MolbertA@3dsystems.com
          Media Contact:
          Katharina Hayes
            803-326-3941
            HayesK@3dsystems.com